Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

David Smith

SVP and Treasurer

760.734.3075

ir@djoglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2018

Transformation Continues To Drive Profit Growth

SAN DIEGO, CA, May 10, 2018 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical technologies designed to get and keep people moving, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the first quarter ended March 31, 2018.

First Quarter Highlights

•	Net sales were $292.6 million, up 1.5% compared to the first quarter of 2017.

•	Operating income increased 501.9% to $33.5 million from $6.7 million in the prior year period.

•	Net loss attributable to DJOFL was $17.6 million, compared to a net loss of $40.0 million in the prior year period.

•	Adjusted EBITDA increased 13.2% over the prior year quarter to $64.8 million.

Business Transformation Outcomes

•	Business Transformation continues to drive profitability expansion and remains on track to deliver 7% to 10% annual cost reductions by end of 2018.

•	Transformation actions taken to date expected to contribute $21.8 million in savings over the next four quarters.

“After starting the quarter with slow revenue trends reflecting the overall market performance, we saw improvement later in the quarter, particularly in March. In line with our annual plan, we expect to build revenue momentum throughout the year as growth investments that began late in 2017 begin to materialize.” said Brady Shirley, DJO’s President and Chief Executive Officer, “Overall performance was highlighted by continued, strong earnings growth and significant margin expansion.”

“From a bottom-line perspective, we continue to demonstrate that our multi-year transformation is working, delivering 13% Adjusted EBITDA growth and over 200 basis point improvement in margin. The growth in Adjusted EBITDA is a product of improving gross margins and strong control of operating expenses, reflecting the hard work our team has put into our transformation initiatives,” commented Mike Eklund, DJO’s Chief Financial Officer and Chief Operating Officer. “Additional operations initiatives are already underway focused on enhancing customer satisfaction as well as financial metrics. We remain confident in our ability to continue the improvement we have seen since the start of this journey early last year.”

Sales Results

Net sales for DJOFL for the first quarter of 2018 were $292.6 million, an increase of 1.5% compared to the first quarter of 2017. On the basis of constant currency rates, sales declined 1.7%. The number of selling days in the first quarter of 2018 was unchanged from the prior year period in the US but there was one less selling day outside the US.

Net sales for DJO’s Surgical Implant segment grew 8.1% in the first quarter of 2018 to $53.6 million, reflecting greater than 20% growth in our large shoulder implant product line and single digit growth in our knee and hip implant product lines.

Net sales for DJO’s International segment grew 13.3% in the first quarter of 2018 to $88.6 million, or 1.5% on a constant currency basis with one less selling day. There was strong sales growth in France, Scandinavia and Australia, partially offset by slower sales in the UK, Spain and Benelux region.

Net sales for DJO’s Recovery Sciences segment were $35.9 million in the first quarter of 2018, down 6.8% compared to the first quarter of 2017, driven by softness in the segment’s Chattanooga product line.

Net sales for DJO’s Bracing and Vascular segment were $114.5 million in the first quarter of 2018, a decline of 6.2% compared to the first quarter of 2017, reflecting challenges in the segment’s Dr. Comfort product line and a decline in our US bracing business.

Earnings Results

Operating income improved to $33.5 million from $6.7 million in the prior year quarter, primarily due to a significant reduction in selling, general and administrative expenses. Net loss attributable to DJOFL in the first quarter of 2018 was $17.6 million compared to a net loss of $40.0 million for the first quarter of 2017.

Adjusted EBITDA for the first quarter of 2018 grew 13.2% to $64.8 million from $57.2 million in the first quarter of 2017. Including projected future savings of $21.8 million from cost savings programs currently underway as permitted under our credit agreement and the indentures governing our outstanding notes, Adjusted EBITDA for the twelve months ended March 31, 2018 was $297.5 million.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus net interest expense, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s secured term loan and revolving credit facilities (“Senior Secured Credit Facilities”) and the indentures governing its 8.125% second lien notes and its 10.75% third lien notes. A reconciliation between net loss attributable to DJOFL and Adjusted EBITDA is included in the attached financial tables.

Net cash provided by continuing operating activities for the first quarter of 2018 was $12.2 million compared to $38.6 million in the first quarter of 2017. The decline in cash flow was attributable to higher inventory balances to allow for the transition of suppliers and modernization of distribution facilities as part of the Company’s transformation initiative, and to the payment of one-time costs accrued in the prior year.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 4:30 pm, Eastern Time Thursday, May 10, 2018. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global provider of medical technologies designed to get and keep people moving. The Company’s products address the continuum of patient care from injury prevention to rehabilitation, enabling people to regain or maintain their natural motion. Its products are used by orthopaedic surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopaedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for improved liquidity, estimated cost reductions associated with the execution of its business transformation plans and improved efficiencies. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business transformation plans, including achievement of planned actions to improve liquidity, improvements in operational effectiveness, optimization of the Company’s procurement activities, improvements in manufacturing, distribution, sales and operations planning, and actions to improve the profitability of the mix of our product and customers. Other important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to:

business strategies relative to our Bracing and Vascular,

Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payers; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and government investigations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 16, 2018. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

-tables to follow-

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	March 31, 2018	April 1, 2017
Net sales	$292,629	$288,389
Operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $6,658 and $6,981 for three months ended March 31, 2018 and April 1, 2017, respectively)	119,936	119,569
Selling, general and administrative	115,316	134,162
Research and development	9,282	9,139
Amortization of intangible assets	14,598	18,845

	259,132	281,715

Operating income	33,497	6,674
Other (expense) income:
Interest expense, net	(43,922)	(42,687)
Other (expense) income, net	(1,540)	288

	(45,462)	(42,399)

Loss before income taxes	(11,965)	(35,725)
Income tax provision	(5,385)	(4,078)

Net loss from continuing operations	(17,350)	(39,803)
Net income from discontinued operations	144	58

Net loss	(17,206)	(39,745)
Net income attributable to noncontrolling interests	(362)	(224)

Net loss attributable to DJO Finance LLC	$(17,568)	$(39,969)

DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$34,597	$31,985
Accounts receivable, net	196,478	190,324
Inventories, net	187,675	169,137
Prepaid expenses and other current assets	21,984	20,218
Current assets of discontinued operations	511	511

Total current assets	441,245	412,175
Property and equipment, net	133,269	133,522
Goodwill	865,116	864,112
Intangible assets, net	592,609	607,088
Other assets	5,884	5,128

Total assets	$2,038,123	$2,022,025

Liabilities and Deficit
Current liabilities:
Accounts payable	$123,351	$98,331
Accrued interest	46,565	18,015
Current portion of debt obligations	16,102	15,936
Other current liabilities	99,821	126,360

Total current liabilities	285,839	258,642
Long-term debt obligations	2,397,386	2,398,184
Deferred tax liabilities, net	144,708	142,597
Other long-term liabilities	14,077	13,080

Total liabilities	$2,842,010	$2,812,503

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	844,563	844,115
Accumulated deficit	(1,633,162)	(1,615,536)
Accumulated other comprehensive loss	(17,723)	(21,072)

Total membership deficit	(806,322)	(792,493)
Noncontrolling interests	2,435	2,015

Total deficit	(803,887)	(790,478)

Total liabilities and deficit	$2,038,123	$2,022,025

DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended
	March 31, 2018	April 1, 2017
Net sales:
Bracing and Vascular	$114,489	$122,053
Recovery Sciences	35,893	38,503
Surgical Implant	53,618	49,592
International	88,629	78,241

	$292,629	$288,389

Operating income:
Bracing and Vascular	$19,998	$21,007
Recovery Sciences	8,593	8,907
Surgical Implant	11,765	8,140
International	19,413	13,610
Expenses not allocated to segments and eliminations	(26,272)	(44,990)

	$33,497	$6,674

DJO Finance LLC

Adjusted EBITDA

For the Three Months Ended March 31, 2018 and April 1, 2017

(unaudited)

Our Senior Secured Credit Facilities, consisting of a $1,055.0 million term loan facility (including a $20.0 million delayed draw term loan facility) and a $150.0 million asset-based revolving credit facility, under which $75.0 million was outstanding as of March 31, 2018, and the Indentures governing our $1,015.0 million of 8.125% second lien notes and $298.5 million of 10.75% third lien notes (collectively, the “notes”) represent significant components of our capital structure. Under our Senior Secured Credit Facilities, we are required to maintain a specified senior secured first lien leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the senior secured first lien leverage ratio under our Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the Senior Secured Credit Facilities and under the notes. Any acceleration under the Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our and our subsidiaries’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified in the Senior Secured Credit Facilities and the Indentures governing those notes will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Senior Secured Credit Facilities and the Indentures governing the notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facilities and the Indentures governing the notes. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to DJOFL or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) attributable to DJOFL or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facilities and the Indentures governing the notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss) attributable to DJOFL. However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The following table provides reconciliation between net income (loss) attributable to DJOFL and Adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	March 31, 2018	April 1, 2017	March 31, 2018
Net loss attributable to DJO Finance LLC	$(17,568)	$(39,969)	$(13,493)
Income loss from discontinued operations, net	(144)	(58)	(395)
Interest expense, net	43,922	42,687	175,473
Income tax provision (benefit)	5,385	4,078	(59,413)
Depreciation and amortization	25,505	29,774	106,992
Non-cash charges (a)	226	571	4,753
Non-recurring and integration charges (b)	5,546	18,389	56,420
Other adjustment items (c)	1,928	1,769	5,415

	64,800	57,241	275,752
Permitted pro forma adjustments (see note 1)
Future Cost Savings			21,774

Adjusted EBITDA	$64,800	$57,241	$297,526

Note 1 — Permitted pro forma adjustments include future cost savings from cost reduction actions related to our business transformation initiative, recognized as permitted under our credit agreement and the indentures governing our notes.

(a)	Non-cash charges are comprised of the following:

	Three Months Ended		Twelve Months Ended
	March 31, 2018	April 1, 2017	March 31, 2018
Stock compensation expense	$448	$454	$3,689
Loss on disposal of fixed assets and assets held for sale, net	(222)	117	1,064

Total non-cash charges	$226	$571	$4,753

(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Twelve Months Ended
	March 31, 2018	April 1, 2017	March 31, 2018
Restructuring and reorganization (1)	$3,695	$15,796	$46,674
Acquisition related expenses and integration (2)	370	302	2,174
Executive transition	—	—	(49)
Litigation and regulatory costs and settlements, net (3)	1,481	2,102	7,117
IT automation projects	—	189	504

Total non-recurring and integration charges	$5,546	$18,389	$56,420

(1)	Consist of costs related to the Company’s business transformation projects to improve the Company’s operational profitability and liquidity.

(2)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.

(3)	For the twelve months ended March 31, 2018, litigation and regulatory costs consisted of $3.1 million in litigation costs related to ongoing product liability issues and $4.0 million related to other litigation and regulatory costs and settlements.

(c)	Other adjustment items before permitted pro forma adjustments are comprised of the following:

			Twelve Months Ended March 31, 2018
	Three Months Ended
	March 31, 2018	April 1, 2017
Blackstone monitoring fees	$—	$1,750	$4,475
Non-controlling interests	362	224	937
Foreign currency transaction (gains) losses and other (income) expense	1,540	(287)	(284)
Franchise and other tax	26	82	287

Total other adjustment items	$1,928	$1,769	$5,415

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